UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 9, 2016

MACROGENICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36112	06-1591613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9704 Medical Center Drive, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (301) 251-5172

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

MacroGenics, Inc. (the “Company”) and Takeda Pharmaceutical Company Limited (“Takeda”) are parties to a license and option agreement (the “Agreement”) relating to the development and commercialization of MGD010, currently in Phase 1a of clinical development for the treatment of autoimmune diseases. The Agreement included an option for Takeda to obtain an exclusive worldwide license for MGD010 following the completion of the pre-defined Phase 1a study. On September 9, 2016, prior to the predefined expiration of Takeda’s option exercise period and following its recently announced therapeutic area re-prioritization, Takeda provided written notice to the Company declining the option and terminating the Agreement. If Takeda had exercised the option, it would have assumed responsibility for future development and paid the Company an option exercise fee. Upon termination of the Agreement, the Company regains the worldwide rights to MGD010, a bispecific molecule targeting CD32B and CD79B.

The Company and Takeda are also parties to a separate research collaboration that was entered into in September 2014 and is unaffected by termination of the Agreement.

The foregoing description of the Agreement is qualified in its entirety by the terms of the Agreement, which the Company filed as an exhibit to its Quarterly Report on Form 10-Q for the three months ended June 30, 2014. Additionally, on September 12, 2016, the Company issued a press release announcing the termination of the Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2016	MACROGENICS, INC.
	By:	/s/ Atul Saran Atul Saran Sr. VP and General Counsel